CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT ("Agreement") is made effective this 15th day of May, 2002 by and between Liquidix, Inc., a Florida Corporation, ("Client") and Katrina M. Baines, an individual ("Consultant").

					RECITALS

     A. Consultant is in the business of providing consulting services concerning the design and implementation of Accounting and Internal Control systems for publicly held corporations.

     B. Client wishes to engage the services of Consultant to assist Client in providing the following services:

      Design and assist in the design and implementation of accounting and internal control systems.

     C. Consultant agrees to be retained for the foregoing purposes subject to the terms and conditions hereof.

					AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged. Client and Consultant agree as follows:

1.  Recitals

     The foregoing recitals are true and correct and are incorporated herein by reference.

2.  Engagement of Consultant

     Client retains Consultant to advise and consult with the customers of Client concerning corporate matters falling within the scope of this agreement.

3.  Compensation

     For Consulting Services rendered, Client will compensate Consultant by issuance of one hundred thousand shares of its freely tradable common shares.

     For Consultation on matters not expressly provided for herein, Client shall compensate Consultant as may be agreed to by the parties in connection with those specific services. Consultant will supply Client with a written estimate of the total const of projects assigned by Client outside the scope of this

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agreement and receive Client's written approval to proceed with the project.

4.  Term of Agreement

     The initial term of this Agreement shall be twelve (12) months. Either party may terminate this Agreement upon thirty day (30) written notice pursuant to Section 10 (E) below.

5.  Best Efforts Basis

     Consultant agrees that it shall, at all times, faithfully and to the best of it's experience, ability, and talents, perform all the duties that may be required of and from the Client pursuant to the terms of this Agreement. Consultant does not guarantee or warrant that its efforts shall have any impact on Client's business or that any subsequent financial improvement shall result from the Consultant's efforts. Consultant retains the right to subcontract for certain of the services covered in this Agreement, but will compensate the subcontractors for services and will be responsible for the quality of the services rendered by said subcontractors.

6.  Client's Right to Approve Consultant's Actions

     Client expressly retains the right to approve, in its sole discretion, the services provided by Consultant that involve Client. Consultant and Client mutually agree that Consultant is not authorized to enter into agreements on behalf of Client.

7.  Cost and Expenses

     Consultant shall be responsible for paying all expenses incurred during and in relation to Consultant's performance under this Agreement, including, but not limited to, travel expenses, telephone calls, and mailing expenses, and other expenses required for the performance of Consultant's services.

8.  Non-Exclusive Services

     Client acknowledges that consultant is currently providing service of the same or similar nature to other parties and Client agrees that Consultant is not prevented from rendering services of the same nature to any other individual or entity. Consultant understands and agrees that Client shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant. Consultant shall advise Client of Consultant's position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement.

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9.  Consultant is not an Agent

     Consultant's obligations under this Agreement consist solely of the Consulting Services described herein. In no event, shall Consultant be considered to act as the agent of Client or otherwise represent or bind the Client. For the purposes of this Agreement, Consultant is an independent contractor. All final decisions with respect to acts of Client or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Client or such affiliates and Consultant shall, under no circumstances, be held liable for any expense incurred or loss suffered by Client as a consequence of such action or decision.

10.  Miscellaneous

     A. Authority. The execution and performance of this Agreement has been duly authorized by all requisite action. This Agreement is a valid and binding obligation of the parties hereto.

     B. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

     C. Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waive of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party, where required hereunder, to any act or occurrence shall not be deemed to be consent to any other act or occurrence.

     D. Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any right or remedies under this Agreement.

     E. Termination. Each party may terminate this Agreement with thirty (30) days notice of such intent to be delivered to the other party as provided for in 10 (F). The termination will be effective upon the passage of thirty (30) days or the completion of any project presently assigned to Consultant. Completion is defined as final payment made for all services to be made to Consultant and winding up o duties assigned by Client.

     F. Notice. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the

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mails for transmittal by certified or registered mail, postage prepaid, when deposited with a courier such as Federal Express to the last known address or when sent by facsimile transmission with a confirming copy by the first class mail, provided that such communication is addressed:

  In the case of Consultant to:  Katrina M. Baines
                                 3114 SW Hampshire
     			         Portland, OR  97201

  In the case of Client to:	 Jenelle A. Ray
				 16929 Enterprise Drive
				 Suite 206
				 Fountain Hills, AZ  85268

Or to such other person or address designated by the parties hereto to receive notice. Any such notice shall be deemed received the earlier of actual receipt or five (5) business days following deposit of the same.

     G. Heading and Captions. The headings of paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

     H. Entire Agreement. This instrument contains the entire Agreement between the parties with respect to the transaction contemplated by the Agreement and no other prior written or oral statement or agreement shall be recognized or enforced. This Agreement may be executed in any number of originals, each of which will constitute only one and the same instrument.

     I. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

     J. Controlling Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Arizona. Any legal action brought hereunder shall be properly commenced and venue shall lie only in a state or federal court of competent jurisdiction located in Maricopa County, Arizona.

     K. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney's fees for any action described in this paragraph or may be enforced in separate action brought for determining attorney's fees.

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     L.  Time is of the essence to this Agreement and of each and every provision hereof.

     M. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further actions as may be necessary or convenient to effect the transactions described herein.

     N. Further Actions. At any time, and from time to time, each party hereto agrees to take actions and to execute and deliver documents, at it's own expense, as may be reasonably necessary to effectuate the purpose of this Agreement.

     O. Indemnification. Client and Consultant agree to indemnify, defend, and hold each other harmless from and against all third party demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorney's fees, expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach or any representation, warranty, covenant condition or agreement of the other party to this Agreement.

     P. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

     Q. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

     R. Confidentiality. Client and Consultant agree that all information furnished to Consultant in the course of performing the Consulting Services shall be held in strict confidence and shall not, without the prior written consent of Client, be disclosed in any manner whatsoever, in whole or in part, and shall not be used by Consultant for any purpose other than fulfilling the Consultant Services detailed herein. The term "information" shall include, but is not limited to, all documents, contracts, memoranda, customer lists, analyses, compilations, data studies, financial data, and other materials submitted to Consultant.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above.

(Client)



By:          Jenelle A. Ray
	     ---------------
      Name:  Jenelle A. Ray
      Title: Vice President



(Consultant)



By:          Katrina M. Baines
             -----------------
      Name:  Katrina M. Baines